AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 15, 2007, is by and between Center Bancorp, Inc., a New Jersey corporation ("Buyer"), and Beacon Trust Company, a limited purpose trust company chartered under the laws of the State of New Jersey (the “Company”).

RECITALS

A.  Buyer desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) Buyer’s forming a limited purpose trust company chartered under the laws of the State of New Jersey as a wholly-owned Subsidiary of Buyer (such Subsidiary being hereinafter referred to as “Newco”), (ii) merging the Company with and into Newco with Newco as the surviving entity (the “Merger”) and (iii) the Company’s shareholders receiving the merger consideration hereinafter set forth. The Boards of Directors of the Company and Buyer have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that it be submitted to its shareholders for approval.

B. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer's willingness to enter into this Agreement, certain shareholders of the Company have entered into a shareholders’ agreement with Buyer (the “Shareholders’ Agreement”).

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer's willingness to enter into this Agreement, the Company has entered into employment agreements with thirteen of its employees, effective as of the consummation of the Merger (the “New Employment Agreements”).

D. Copies of the executed Shareholders’ Agreement and New Employment Agreements have been provided to Buyer’s counsel.

E. As soon as practicable following the date hereof, Buyer will make application to the Department of Banking and Insurance of the State of New Jersey to form Newco as a limited purpose trust company chartered under the laws of the State of New Jersey and, following the organization of Newco as a limited purpose trust company, Buyer will apply to the Superior Court of the State of New Jersey to have Newco substituted in every fiduciary capacity in place of the Company as the successor trustee and fiduciary with respect to all of the Trust Accounts (as defined herein) pursuant to N.J.S.A. 17:16R-1 et seq. (the “Fiduciary Act”).

F. The Company will provide Buyer with a certification, to be filed with the above-mentioned application, pursuant to which the Company will confirm that it understands and agrees that it shall be bound as a party to any order entered by the Superior Court of New Jersey in the proceeding on such application.

G. The parties intend that, as soon as practicable following entry of a Substitution Order pursuant to the Fiduciary Act, the receipt of all other necessary consents and approvals and the expiration of all applicable waiting periods, the parties will effect the Merger.

H. The Boards of Directors of the Company and Buyer have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for herein.

I. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

J. Certain terms are defined in Section 10.14(a).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER AND OTHER TRANSACTIONS

1.1 Establishing Newco. Promptly after the execution of this Agreement, Buyer shall use commercially reasonably efforts to organize an entity, referred to herein as “Newco”, as a limited purpose trust company chartered under the laws of the State of New Jersey. It is understood that from and after the date that Newco is organized, Newco shall be a wholly-owned Subsidiary of Buyer until such time as the capital stock of Newco is transferred to Buyer’s Union Center National Bank Subsidiary pursuant to this Article I.

1.2 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the provisions of N.J.S.A. 17:9A-132 et seq., at the Effective Time (as defined in Section 1.3 hereof) the Company shall merge with and into Newco, and Buyer shall cause Newco to merge with the Company, under the charter of Newco. Newco shall be the surviving entity (hereinafter sometimes called the "Surviving Trust Company") in the Merger, and shall continue its corporate existence under the laws of the State of New Jersey. The name of the Surviving Trust Company shall be Beacon Trust Company. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.3 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, on a date determined by Buyer on at least five Business Days notice (the "Closing Notice") given to the Company, which date (the "Closing Date") shall be not more than ten (10) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). In the Closing Notice, Buyer shall specify the "Determination Date", which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and either party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Upon consummation of the Closing, the Buyer shall file with the New Jersey Department of Banking and Insurance (the “Department”) the notice of consummation of the Merger (the “Departmental Notice”) contemplated by N.J.S.A. 17:9A-137.B. The Merger shall become effective (and be consummated) at the date and time (the “Effective Time”) of the filing of the Departmental Notice with the Department.

1.4 Effect of the Merger. At the Effective Time, the Surviving Trust Company shall be considered the same business and corporate entity as each of Newco and the Company and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Newco and the Company shall vest in the Surviving Trust Company and the Surviving Trust Company shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Newco and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Trust Company. In addition, any reference to either of Newco and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Trust Company if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Newco or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Trust Company may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Newco or the Company if the Merger had not occurred.

1.5 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.5, Section 1.6, Section 1.9, Section 1.19 and Section 2.2(e), each shareholder of the Company shall, by virtue of this Agreement and without any action on the part of the Company, Buyer or such shareholder, be entitled to receive, in respect of the shares of common stock, par value $2.65 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time and held by such shareholder, including Option Shares and Non-Option Shares (which, for the avoidance of doubt, shall not include (i) shares of Company Common Stock held in the Company's treasury or (ii) shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.5(b) hereof), the following:

(i) for all of the Option Shares held by such shareholder, a number of shares (such number of shares being herein called the “Buyer/Option Shares”) of common stock, no par value, of Buyer ("Buyer Common Stock") equal to the lesser of (A) the product of (w) the Adjusted Stock Number divided by the Fully Diluted Number, such quotient to be rounded to four decimal places, multiplied by (x) the number of Option Shares held by such shareholder and (B) the product of (y) the Stock Number divided by the Fully Diluted Number, such quotient to be rounded to four decimal places, multiplied by (z) the total number of shares of Company Common Stock held by such shareholder;

(ii) for all of the Non-Option Shares held by such shareholder, a number of shares of Buyer Common Stock, equal to the excess of (x) the number of shares of Buyer Common Stock which is the product of (A) the Stock Number divided by the Fully Diluted Number, such quotient to be rounded to four decimal places, multiplied by (B) the total number of shares of Company Common Stock held by such shareholder over (y) the number of Buyer/Option Shares into which such shareholder’s Option Shares, if any, were converted pursuant to clause (a)(i) above;

(iii) for all of the Non-Option Shares held by such shareholder, a cash payment, payable promptly after the Effective Time, without interest, in an amount equal to the product of (x) $3,259,480 divided by the Fully Diluted Number, multiplied by (y) the total number of shares of Company Common Stock held by such shareholder;

(iv) subject to Article IX, for all of the Option Shares and Non-Option Shares held by such shareholder, a cash payment, payable promptly after the First Year Payment Date, without interest, in an amount equal to the product of (x) $1,125,000 (the “First Year Payment Amount”), subject to reduction in accordance with Section 1.6, divided by the Fully Diluted Number, multiplied by (y) the total number of shares of Company Common Stock held by such shareholder ; and

(v) subject to Article IX, for all of the Option Shares and Non-Option Shares held by such shareholder, a cash payment, payable promptly after the Second Year Payment Date, without interest, in an amount equal to the product of (x) $1,125,000 (the “Second Year Payment Amount”), subject to reduction in accordance with Section 1.6, divided by the Fully Diluted Number, multiplied by (y) the total number of shares of Company Common Stock held by such shareholder.

Buyer and the Company have agreed upon a calculation of the shares of Buyer Common Stock that would be issued to each current shareholder of the Company pursuant to Sections 1.5(a)(i) and 1.5(a)(ii) based upon the assumptions set forth therein.

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") or (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, being referred to herein as "DPC Shares")), shall be canceled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All other shares of Company Common Stock (including Option Shares and Non-Option Shares) shall cease to be outstanding. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as shareholders of the Company, except the right to receive the consideration set forth in this Article I for each such share held by them. The consideration which any one Company shareholder may receive pursuant to this Article I is referred to herein as the “Merger Consideration” and the consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”. The right to receive the consideration described in Sections 1.5(a)(iv) and 1.5(a)(v) shall not be transferable (other than by will or by operation of law, in which case Buyer shall be given written notice of such transfer) without the prior written consent of Buyer.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the merger consideration payable hereunder in shares of Buyer Common Stock.

(e) At the Effective Time, Buyer shall pay $100,000 to an account designated by the Shareholder Representative. It is understood that funds in such account shall be used by the Shareholder Representative to defray out-of-pocket expenses that the Shareholder Representative may incur in performing the Shareholder Representative’s duties hereunder.

1.6 Possible Adjustment of the First Year Payment Amount and the Second Year Payment Amount. The following provisions shall apply in determining the amounts to be paid pursuant to Sections 1.5(a)(iv) and 1.5(a)(v):

(a) Promptly after the end of the First Year and the Second Year, the Shareholder Representative shall prepare and submit to Buyer an income statement of the Surviving Trust Company, prepared in accordance with GAAP, setting forth the Pre-Tax Income of the Surviving Trust Company for the First Year and the Second Year, respectively. Buyer shall cause the Surviving Trust Company to cooperate with the Shareholder Representative in the preparation of such income statements, including by arranging for personnel of the Surviving Trust Company to prepare such income statements.

(b) During the 30-day period following Buyer’s receipt of an income statement furnished pursuant to Section 1.6(a) (each, a “Section 1.6 Income Statement”), Buyer and its representatives shall be permitted to review the working papers relating to such Section 1.6 Income Statement. The Section 1.6 Income Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Buyer gives written notice of its disagreement with the Section 1.6 Income Statement (a “Notice of Disagreement”) to the Shareholder Representative prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on Pre-Tax Income not being calculated in accordance with this Agreement. If a Notice of Disagreement is received by the Shareholder Representative in a timely manner, then the Section 1.6 Income Statement (as revised in accordance with this sentence) shall become final and binding on the earlier of (A) the date Buyer and the Shareholder Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Buyer and the Shareholder Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Buyer and the Shareholder Representative shall submit to a mutually acceptable independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. In such submission, Buyer shall specify the amount of Pre-Tax Income that it believes the Surviving Trust Company earned during the First Year or the Second Year, whichever is applicable (the “Buyer’s Submitted Amount”), and the Shareholder Representative shall specify the amount of Pre-Tax Income that it believes the Surviving Trust Company earned during the First Year or the Second Year, whichever is applicable (the “Shareholder Representative’s Submitted Amount”). The Accounting Firm shall be instructed to render its determination of all matters submitted to it within 30 days following submission. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.06 shall be (i) borne by the Buyer if the amount of Pre-Tax Income reflected in the Accounting Firm’s final determination is closer to the Shareholder Representative’s Submitted Amount than to the Buyer’s Submitted Amount, (ii) borne by the former shareholders of the Company if the amount of Pre-Tax Income reflected in the Accounting Firm’s final determination is closer to the Buyer’s Submitted Amount than to the Shareholder Representative’s Submitted Amount and (iii) borne equally by the Buyer and the former shareholders of the Company if the amount of Pre-Tax Income reflected in the Accounting Firm’s determination is precisely midway between the Shareholder Representative’s Submitted Amount and the Buyer’s Submitted Amount. Any fees to be paid by the former shareholders of the Company pursuant to the immediately preceding sentence shall be paid by reduction of the First Year Payment Amount or the Second Year Payment Amount, as applicable, or if that is insufficient to cover such fees, by the Shareholder Representative. The fees and disbursements of Buyer’s independent auditors incurred in connection with their review of the Section 1.6 Income Statement and of any Notice of Disagreement shall be borne by Buyer, and the fees and disbursements of any independent auditors retained by the Shareholder Representative incurred in connection with their review of the Statement and any Notice of Disagreement shall be paid by the Shareholder Representative. If (I) a determination of Pre-Tax Income is submitted to an Accounting Firm pursuant to this Section 1.6(b), (II) the amount of Pre-Tax Income reflected in the Accounting Firm’s final determination with respect to such matter is closer to the Shareholder Representative’s Submitted Amount than to the Buyer’s Submitted Amount, (III) the Shareholder Representative performs all of his obligations under this Section 1.6(b) in a timely manner and (IV) following such determination by the Accounting Firm, the First Year Payment or the Second Year Payment provided for in Section 1.6(c), whichever is applicable, is greater than zero, then there shall be added to the First Year Payment or Second Year Payment provided for in Section 1.6(c), whichever is applicable, an amount equal to interest on such payment, from the sixtieth day following the end of the First Year or the Second Year, whichever is applicable, to the date of such payment, at a rate of interest equal to the federal funds rate, as such rate may change from time to time.

(c) There shall be no reduction in the First Year Payment Amount in the event that First Year Pre-Tax Income equals or exceeds the First Year Milestone. Notwithstanding any provision herein to the contrary:

(i) in the event that the First Year Pre-tax Income is less than the First Year Milestone but equals or exceeds the First Year Base Amount, the First Year Payment Amount shall be reduced to an amount equal to $1,125,000 multiplied by a fraction, the numerator of which is the amount by which the First Year Pre-Tax Income exceeds the First Year Base Amount and the denominator of which is $361,664; and

(ii) in the event that the First Year Pre-tax Income is less than the First Year Base Amount, the First Year Payment Amount shall be reduced to zero.

(d) There shall be no reduction in the Second Year Payment Amount in the event that Second Year Pre-Tax Income equals or exceeds the Second Year Milestone. Notwithstanding any provision herein to the contrary:

(i) in the event that the Second Year Pre-tax Income is less than the Second Year Milestone but equals or exceeds the Second Year Base Amount, the Second Year Payment Amount shall be reduced to an amount equal to $1,125,000 multiplied by a fraction, the numerator of which is the amount by which the Second Year Pre-Tax Income exceeds the Second Year Base Amount and the denominator of which is $447,554; and

(ii) in the event that the Second Year Pre-tax Income is less than the Second Year Base Amount, the Second Year Payment Amount shall be reduced to zero.

(e) For purposes of this Agreement, “Pre-Tax Income” shall mean the net income of the Surviving Trust Company for a particular period before the provision for income taxes, determined in accordance with GAAP, except that unless otherwise agreed in writing by the Shareholder Representative and Buyer, the following provisions shall apply in calculating Pre-Tax Income:

(i) all inter-company expenses shall be omitted to the extent that such expenses do not represent reimbursement for expenses owed by the Surviving Trust Company for services performed by the Buyer or its Affiliates or any third-party vendor;

(ii) the purchase and sales price of any goods and services sold by the Surviving Trust Company to Buyer or any of its Subsidiaries (other than the Surviving Trust Company), or by Buyer or any of its Subsidiaries (other than the Surviving Trust Company) to the Surviving Trust Company, shall be adjusted to reflect the amounts that the Surviving Trust Company would have paid or realized if dealing with an independent third party in an arm’s-length transaction;

(iii) if the fees charged by the Surviving Trust Company to its Trust Account holders are decreased during the Transition Period at the Buyer’s direction and without the approval of the Shareholder Representative or increased during the Transition Period without the approval of Buyer, each fee payment made thereafter pursuant to the revised fee structure shall be deemed to have been made at the rate in existence before such increase or decrease was implemented;

(iv) no expense shall be recorded in respect of any amortization of goodwill relating to Buyer’s acquisition of the Company;

(v) no expense shall be recorded in respect of any depreciation for any capital asset purchased by the Surviving Trust Company during the Transition Period at the Buyer’s direction, other than with respect to capital assets purchased by the Surviving Trust Company in the ordinary course of business or with respect to capital assets purchased by the Surviving Trust Company with the approval of the Shareholder Representative;

(vi)  if the Surviving Trust Company acquires any business during the Transition Period, the results of operations of such business, as well as the costs or fees associated with such acquisition, shall not be reflected in First Year Pre-Tax Income or Second Year Pre-Tax Income unless otherwise agreed in writing by Buyer and the Shareholder Representative prior to the consummation of such acquisition;

(vii) no expense shall be recorded for any bonus payment approved in writing by Buyer; and

(vii) if, during the Transition Period, (x) Buyer decides to cause the Surviving Trust Company to divest any line of business which has, since January 1, 2006, contributed in any material respect to the Company’s net income, (y) such action is not taken in response to instructions or directions from a Governmental Entity and (z) the Shareholder Representative objects in writing to such action before it is taken, then, during the portion of the Transition Period that remains after such divestiture is completed (the “Remaining Transition Period”), (I) there shall be added to the Surviving Trust Company’s revenues, for each month in the Remaining Transition Period, an amount equal to the average monthly revenues attributable to such line of business from January 1, 2007 through the date of such divestiture and (II) there shall be added to the Surviving Trust Company’s expenses, for each month in the Remaining Transition Period, an amount equal to the average monthly expenses attributable to such line of business from January 1, 2007 through the date of such divestiture.

(f) During the Transition Period, unless otherwise agreed to in writing by the Shareholder Representative and Buyer, Buyer shall cause Union Center National Bank and Subsidiaries of Union Center National Bank to refrain from offering estate planning, trust administration, tax or custody services to any high net worth individual customer unless (i) Buyer or Union Center National Bank offers to permit the Surviving Trust Company to perform such business for such customer and the Surviving Trust Company declines to perform such business, or (ii) such customer advises Union Center National Bank or Subsidiaries of Union Center National Bank that he or she is unwilling to be a customer of the Surviving Trust Company or (iii) prior to engaging in any such service, the Buyer offers a proposal which the Shareholder Representative accepts for adjusting the calculation of Pre-Tax Income hereunder to assure that such competition is neutral in its impact on the calculation of Pre-Tax Income hereunder, such acceptance not to be unreasonably withheld or delayed, or (iv) Buyer agrees that there shall be no reduction in the First Year Payment Amount (unless such competition commences in the Second Year, in which case there the First Year Payment Amount shall not be affected) or the Second Year Payment Amount. It is acknowledged that this Section 1.6(f) shall not apply to the acquisition of any business or business unit, which shall be governed by the provisions of section 1.6(e)(vi).

1.7 Stock Options. All outstanding options which may be exercised for issuance of Company Common Stock (each, a "Stock Option" and collectively the "Stock Options") are described in Section 1.7 of the Company Disclosure Schedule and are issued and outstanding pursuant to the Company’s 2001 Stock Option Plan (the "Company Stock Option Plan") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). True and complete copies of the Company’s Stock Option Plan and all Option Grant Agreements relating to outstanding Stock Options have been delivered to Buyer. At the Effective Time, each Stock Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall automatically be converted into an option to purchase Buyer Common Stock (a “New Option”) as follows: (i) the number of shares of Buyer Common Stock covered by each New Option shall equal the number of shares of Company Common Stock covered by the corresponding Stock Option immediately prior to the Effective Time multiplied by the Exchange Multiple (as hereinafter defined) and (ii) the exercise price for each New Option shall equal the exercise price of the corresponding Stock Option immediately prior to the Effective Time divided by the Exchange Multiple. In substantially all respects, the terms of each New Option shall otherwise be identical to the terms of the corresponding Stock Option in effect immediately prior to the consummation of the Merger, subject to any provisions in the Company Stock Option Plan which require acceleration of vesting as a result of the consummation of the Merger. In effecting such conversion, the aggregate number of shares of Buyer Common Stock to be subject to each New Option will be rounded up or down, if necessary, to the nearest whole share (with one-half being rounded up) and the aggregate exercise price shall be rounded up or down, if necessary, to the nearest whole cent (with one-half being rounded up). At the Effective Time, the Company Stock Option Plan shall be terminated. The adjustments provided herein with respect to any Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in such manner as shall not cause a modification, extension or renewal of the Stock Options, within the meaning of Section 424(a) of the Code. Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Stock Option Plan to provide for the foregoing. For purposes of this Agreement, the “Exchange Multiple” shall be (x) the Option Number divided by (y) the Fully Diluted Number, such quotient to be rounded to four decimal places.

1.8 Buyer Common Stock. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section 1.5, the shares of Buyer Common Stock and shares of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.9 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his appraisal rights (the "Dissenting Shares") under applicable law, shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under applicable law, and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in Section 1.5 upon surrender of the Certificate or Certificates representing such Dissenting Shares. The Company shall give Buyer (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

1.10 Certificate of Incorporation and By-Laws. Subject to Section 1.11, at the Effective Time, the Certificate of Incorporation of Newco (in the form of Exhibit A annexed hereto) as it shall exist immediately prior to the Effective Time shall continue as the Certificate of Incorporation of the Surviving Trust Company until otherwise amended as provided by law; provided however, that (i) Newco’s name shall change to Beacon Trust Company upon consummation of the Merger and (ii) Newco shall have the right, between the date hereof and the Closing, to modify the Certificate of Incorporation in a manner that will not adversely affect the shareholders of the Company and upon the acceptance of such modification by the Department, the Certificate of Incorporation of Newco as so modified shall be substituted for Exhibit A. Subject to Section 1.11, at the Effective Time, the By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Trust Company until thereafter amended in accordance with applicable law

1.11 Limited Liability Company. In the event that the Buyer requests permission from the Department to organize Newco as a limited liability company and the Department permits Newco to be organized as a limited liability company, then, notwithstanding any provision herein to the contrary, (i) the operating agreement of Newco shall continue as the operating agreement of the Surviving Trust Company, except that Newco’s name shall change to Beacon Trust Company upon consummation of the Merger, (ii) the provisions of Sections 1.10 and 1.12 shall be inapplicable, (iii) three individuals to be designated by the Company immediately prior to the Effective Time (one of whom shall be Arthur Hyde, provided that he is then serving on the Board of Directors of the Company), together with John J. Davis and one other individual who shall be designated by Buyer prior to the Effective Time, shall be the managers of the Surviving Trust Company, each to hold office in accordance with such operating agreement until their respective successors are duly elected or appointed and qualified pursuant to the terms of such operating agreement and (iv) the officers of the Company immediately prior to the Effective Time shall be officers of the Surviving Trust Company, each to hold office in accordance with such operating agreement until their respective successors are duly elected or appointed and qualified pursuant to the terms of such operating agreement.

1.12 Directors and Officers. Three individuals to be designated by the Company immediately prior to the Effective Time (one of whom shall be Arthur Hyde, provided that he is then serving on the Board of Directors of the Company), together with John J. Davis and one other individual who shall be designated by Buyer prior to the Effective Time, shall be the directors of the Surviving Trust Company, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Trust Company until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be officers of the Surviving Trust Company, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Trust Company until their respective successors are duly elected or appointed and qualified.

1.13 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

1.14 Withholding Rights. Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

1.15 Newco’s Participation. Upon the organization of Newco and at such time as Newco shall have the authority to execute a joinder agreement, Buyer shall cause Newco to execute a joinder agreement, in form and substance satisfactory to Buyer and acceptable to the Company (such acceptance not to be unreasonably withheld), acknowledging Newco’s agreement to be a party to the Merger, subject to the terms and conditions of this Agreement. If requested by Buyer, the Company shall, at such time as such joinder agreement is executed, enter into an agreement with Newco, consistent in all respects with this Agreement, conforming to the requirements of N.J.S.A. 17:9A-134. At such time as Newco shall have the authority to file the Fiduciary Petition, Buyer shall cause Newco to promptly file the Fiduciary Petition.

1.16 Post-Closing Transfer. It is acknowledged and understood that subsequent to the Effective Time, Buyer intends to contribute 100% of the equity interests of the Surviving Trust Company to Buyer’s subsidiary, Union Center National Bank.

1.17 Changes in Structure. As executed by the parties, this Agreement contemplates the merger of the Company with and into Newco. In the event that (a) prior to the date on which the Proxy Statement (as defined in Section 3.4 hereof) is mailed to the Company’s shareholders, Buyer proposes an alternative structure for the transactions contemplated hereby, and (b) such alternate structure does not adversely affect the Company’s shareholders in any material respect, then the Company shall negotiate in good faith with Buyer and shall use commercially reasonable efforts to restructure the transactions contemplated hereby in accordance with such proposal.

1.18 Other Adjustments. In the event that Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, all calculations to be made hereunder based on the market price of Buyer Common Stock at any time through the Determination Date shall be appropriately adjusted for the purposes of this Article I and the definitions incorporated in to this Article I.

1.19 Tax Opinion. If the tax opinion referred to in Section 7.1(d) and to be delivered at the Closing (the "Tax Opinion") cannot be rendered (as reasonably determined by Lowenstein Sandler PC and as reasonably concurred in by McCarter & English LLP as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then the parties hereto shall use commercially reasonable efforts to modify this Agreement such that the amount of cash to be paid pursuant to Section 1.5(a)(iii) shall be decreased, and the number of shares of Buyer Common Stock (valued at the Stock Price) shall be increased, to the minimum extent necessary to enable the Tax Opinion to be rendered.

ARTICLE II

EXCHANGE OF SHARES

2.1 Buyer to Make Shares Available. The Company and Buyer hereby appoint Registrar and Transfer Company (or such other transfer agent as Buyer shall designate in good faith) as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Company Common Stock hereunder. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable hereunder and cash in an amount sufficient to pay the aggregate amount of cash payable pursuant to Section 1.5(a)(iii) (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock. On or about the First Year Payment Date, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Certificates, cash in an amount sufficient to pay the aggregate amount of cash payable pursuant to Section 1.5(a)(iv) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "First Year Exchange Fund") to be paid pursuant to Section 2.2(a). On or about the Second Year Payment Date, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Certificates, cash in an amount sufficient to pay the aggregate amount of cash payable pursuant to Section 1.5(a)( v) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Second Year Exchange Fund") to be paid pursuant to Section 2.2(a).

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Sections 1.5(a)(i), 1.5(a)(ii) and 1.5(a)(iii), and the Certificate so surrendered shall forthwith be canceled. After the First Year Payment Date, each individual or entity which theretofore has surrendered a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, shall be entitled to receive the portion of the Merger Consideration, if any, to which such individual or entity shall have become entitled pursuant to the provisions of Section 1.5(a)(iv). After the Second Year Payment Date, each individual or entity which theretofore has surrendered a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, shall be entitled to receive the portion of the Merger Consideration, if any, to which such individual or entity shall have become entitled pursuant to the provisions of Section 1.5(a)(v). No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the closing sale price of one share of Buyer Common Stock on the Nasdaq Global Select Market (the “Nasdaq/GSM”) on the Closing Date by (ii) the fraction of a share of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Sections 1.5(a)(i) and 1.5(a)(ii).

(f) Any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for six months after the Effective Time, any portion of the First Year Exchange Fund that remains unclaimed by the former shareholders of the Company for six months after the First Year Payment Date and any portion of the Second Year Exchange Fund that remains unclaimed by the former shareholders of the Company for six months after the Second Year Payment Date shall be paid to Buyer. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of the cash, shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. None of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, upon the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule" shall mean all of the disclosure schedules, dated as of the date hereof and referenced to the specific sections and subsections of this Agreement, which have been delivered on the date hereof by the Company to Buyer. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

3.1 Corporate Organization.

(a) The Company is a state-chartered limited purpose trust company duly organized and validly existing under the laws of the State of New Jersey. The Company does not have, and has never had, any Subsidiaries. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company has delivered to Buyer’s counsel true and complete copies of the Certificate of Incorporation and By-laws of the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company, a material adverse effect on (i) the business, assets, results of operations or financial condition of the Company, other than any such effect attributable to or resulting from (A) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (B) any change, effect, event or occurrence relating to the Company’s industry to the extent not affecting the Company to a materially greater extent than it affects other entities in such industry, (C) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (D) any change in generally accepted accounting principles or regulatory accounting principles applicable to the Company and other entities in its industry or (E) any action or omission of the Company taken with the prior written consent of Buyer or (ii) the ability of the Company to consummate the transactions contemplated hereby.

(b) The minute books of the Company contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2001 of its shareholders and Board of Directors (including committees of its Board of Directors).

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity except for shares held by the Company in a fiduciary or custodial capacity in the normal course of its business (which, except as disclosed in Section 3.1(c) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, association, partnership, joint ventures or other entity).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of one million five hundred thousand 1,500,000 shares of Company Common Stock and no shares of preferred stock. As of the date hereof, there are 601,740 shares of Company Common Stock outstanding, and 141,318 shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there are (i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 2,500 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plan and described in Section 1.7 of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Stock Option Plan are set forth in Section 1.7 of the Company Disclosure Schedule.

(b) As of the date hereof, the shareholders of the Company who are parties to the Shareholders’ Agreement own of record or beneficially a total of 340,181 shares of Company Common Stock.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock beneficially owned (computed in accordance with Rule 13d-3 of the Securities and Exchange Commission) by each of the members of the Board of Directors of the Company and by each executive officer of the Company.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the parties’ obtaining (i) all regulatory approvals required to effectuate the Merger and (ii) the other approvals listed in Section 3.4 and (y) the approval of the Company's shareholders as contemplated herein, to consummate the transactions contemplated hereby. To the Company’s knowledge, each party to the Shareholders’ Agreement (other than Buyer) has full power and authority to execute and deliver the Shareholders’ Agreement and to perform such party’s obligations thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of (i) any Governing Agreement or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (other than a Governing Agreement) or other instrument or obligation (other than a Governing Agreement) to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected, except, with respect to clause (x) and clause (y)(ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and Federal Reserve Board and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Department and approval of such applications and notices, (c) the filing with the Superior Court of New Jersey of the Fiduciary Petition and the issuance by the Superior Court of New Jersey of the Substitution Order, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (e) the approval of this Agreement by the requisite vote of the shareholders of the Company, (f) the filing of the Departmental Notice, (g) approval of the listing of the Buyer Common Stock to be issued in the Merger on the Nasdaq/GSM, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations, approvals or exemptions under the Environmental Laws (as defined in Section 3.17) and notices and filings with the Internal Revenue Service (the “IRS”) or the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to employee benefit plans as are described in Section 3.4 of the Company Disclosure Schedule and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party (including any party to a Governing Agreement) are necessary in connection with (1) the execution and delivery by the Company of this Agreement or (2) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the succession by the Surviving Trust Company to all of the rights and obligations of the Company with respect to the Non-objecting Trust Accounts).

3.5 Reports. The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with (i) the Department and (ii) any other Governmental Entity that regulates the Company (collectively with the Department, the "Company Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company since December 31, 2001. There is no material unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company.

3.6 Financial Statements.

(a) The Company has previously made available to Buyer copies of (a) the statements of financial condition of the Company as of December 31, 2004 and 2005, and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2003, 2004 and 2005, in each case accompanied by the audit report of Clyne Eagan & Associates, P.A., independent public accountants with respect to the Company, and the notes related thereto; and (b) the internally prepared statements of financial condition of the Company as of September 30, 2005 and 2006, and the related internally prepared statements of income of the Company for the nine months ended September 30, 2005 and 2006 (the financial statements referenced in clauses (a) and (b), the “Company Financial Statements”). Clyne Eagan & Associates, P.A. is independent with respect to the Company to the extent required by Regulation S-X of the SEC. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present, and any statements of financial condition of the Company (including the related notes, where applicable) which may be filed with the SEC pursuant to SEC regulations upon consummation of the Merger will fairly present in accordance with GAAP consistently applied during the periods involved, the financial position of the Company as of the dates thereof, and the statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present in accordance with GAAP consistently applied during the periods involved, and any statements of income, changes in shareholders' equity and cash flows of the Company (including the related notes, where applicable) which may be filed with the SEC pursuant to SEC regulations upon consummation of the Merger will fairly present in accordance with GAAP consistently applied during the periods involved, the results of the operations and financial position of the Company for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such financial statements (including the related notes, where applicable) which may be filed with the SEC pursuant to SEC regulations upon consummation of the Merger will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such financial statements (including the related notes, where applicable) which may be filed with the SEC pursuant to SEC regulations upon consummation of the Merger will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of December 31, 2005 the Company did not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company which were required to be so disclosed under GAAP. Since December 31, 2005, the Company has not incurred any liabilities except in the ordinary course of business consistent with past practice, except as specifically contemplated by this Agreement.

(c) Since December 31, 2005, there have been no significant changes in the internal controls utilized by the Company with respect to their financial records (the “Internal Controls”) or in other factors that could significantly affect the Internal Controls, including any corrective actions with regard to significant deficiencies and material weaknesses. There are no significant deficiencies in the design or operation of the Internal Controls which could adversely affect the ability of the Company to record, process, summarize and report financial data and there are no material weaknesses in the Internal Controls. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in preparing the Company’s financial statements.

3.7 Broker's and Other Fees. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Berkshire Capital Securities LLC (the “Firm”) in accordance with the terms of an agreement between the Firm and the Company, a true and correct copy of which has been previously made available by the Company to Buyer. Other than fees payable to its attorneys and accountants at their standard rates (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Firm (as set forth in the above-mentioned agreement), there are no fees payable by the Company to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2005, the Company has carried on its business in the ordinary course consistent with past practices.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2005, the Company has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any current or former executive officer, employee or director from the amount thereof in effect as of December 31, 2005 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices following the date hereof), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any union organizing activities or (v) entered into, or amended, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former executive officer, employee or director.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company has not taken or permitted any of the actions set forth in Section 5.1 between December 31, 2005 and the date hereof and, during that period, the Company has conducted its business only in the ordinary course, consistent with past practice.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2005, there has not been:

(i) any act, omission or other event which has had a Material Adverse Effect on the Company, including, but not limited to, any Material Adverse Effect arising from or relating to fraudulent or unauthorized activity,

(ii) any issuance of Company Stock Options or restricted shares of Company Common Stock (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2005),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,

(iv) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise in accordance with their present terms of Company Stock Options awarded prior to the date hereof,

(v) (A) any granting by the Company to any current or former director, executive officer or other employee of any increase in compensation, bonus or other benefits, except for increases to then current employees who are not directors or executive officers that were made in the ordinary course of business consistent with past practice, (B) any granting by the Company to any such current or former director, executive officer or employee of any increase in severance or termination pay, or (C) any entry by the Company into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any employee,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return (as defined in Section 3.10(e)), closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company,

(viii) any material change in investment policies or practices, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the Company is not a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or the assets of the Company, other than any such injunction, order, judgment, decree, or regulatory restriction which would not have a Material Adverse Effect upon the Company.

(c)  There are no pending accounting proceedings known to the Company relating to the Trust Accounts.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) the Company has duly filed all Tax Returns required to be filed by it; (ii) all such filed Tax Returns are complete and accurate in all respects, and (iii) the Company has duly and timely paid all Taxes (as defined below) that are required to be paid by it, except with respect to matters contested in good faith in appropriate proceedings and disclosed to Buyer in writing. The Company has established as of September 30, 2006, on its books and records reserves in accordance with GAAP consistently applied that are adequate in the opinion of management of the Company for the payment of all federal, state and local Taxes not yet due and payable, but are incurred in respect of the Company through such date. The Company has not waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the federal, state, local income, franchise, sales and use Tax Returns of the Company have been examined by the IRS or the appropriate state, local or foreign Tax authority (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There is no action, suit, investigation, audit, claim or assessment pending or proposed or, to the knowledge of the Company, threatened, with respect to Taxes of the Company. To the knowledge of the Company, no claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction. The Company does not have any material liability for any Taxes of any person or entity, other than the Company, under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or foreign law, as a transferee or successor, by contract or otherwise. The Company has made available to Buyer true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by the Company for taxable years ended after December 31, 2002 and before the date hereof.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company (i) has not requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by the Company (nor does the Company have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or has any application pending with the IRS or any other Tax authority requesting permission for any change in accounting method, (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has not issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(f)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (vi) is not, or has not been during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (vii) is not or has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (viii) has not been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied, (ix) has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (x) has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of the Company is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger or otherwise, to any payment or benefit from the Company or from Buyer, the Surviving Trust Company or any of Buyer’s other Subsidiaries which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) The Company (i) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from the wages or salaries of employees and independent contractors, (ii) has paid over to the proper governmental authorities all amounts required to be so withheld and (iii) is not liable for any Taxes for failure to comply with such laws, rules and regulations.

(e) For the purposes of this Agreement, (i) the term “Taxes” shall include any of the following imposed by or payable to any Governmental Entity: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar Tax), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added Tax, any alternative or add-on minimum Tax, any estimated Tax, and any levy, impost, duty, assessment or withholding, in each case including any interest, penalty, or addition thereto, whether or not disputed; and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate (as defined herein) maintains or contributes to any "employee pension benefit plan", within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("the Company Pension Plans"), "employee welfare benefit plan", within the meaning of Section 3(l) of ERISA (the "Company Welfare Plans"), stock option plan, stock purchase plan, stock appreciation right plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement, whether formal or informal, written or unwritten, (the plans, programs and arrangements identified in Section 3.11(a) of the Company Disclosure Schedule being collectively referred to as the “Company Benefit Plans”). The Company has never had an obligation to contribute to any "multiemployer plan", within the meaning of sections 3(37) and 4001(a)(3) of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Buyer a complete and accurate copy of each of the following with respect to each of the Company Pension Plans and the Company Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (or, if not available or unwritten, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) three most recent actuarial reports, if any; and (v) three most recent annual reports on Form 5500, including any schedules and attachments thereto.

(c) At December 31, 2005, the fair value of plan assets of the Company Pension Plans subject to Title IV of ERISA exceeds the then projected benefit obligation of each of the Company Pension Plans based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2005.

(d) During the last five years, the PBGC has not asserted any claim for liability against the Company which has not been paid in full.

(e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Company Pension Plan have been paid. All contributions required to be made to each Company Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company.

(f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, each of the Company Pension Plans, the Company Welfare Plans and each other plan and arrangement identified in Section 3.11(a) of the Company Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, the IRS has issued a favorable determination letter with respect to each of the Company Pension Plans and, except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, no fact or circumstance exists which could disqualify any such plan that could not be retroactively corrected (in accordance with the procedures of the IRS). No event has occurred and no condition exists that could subject the Company or the fund of any Company Benefit Plan to an excise Tax or penalty, whether by indemnity or otherwise.

(g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Company Welfare Plans or the Company Pension Plans.

(h) None of the Company Pension Plans or any trust created thereunder has been terminated, nor have there been any "reportable events" within the meaning of Section 4043(b) of ERISA, with respect to any of the Company Pension Plans.

(i) No "accumulated funding deficiency", within the meaning of Section 412 of the Code and Section 302 of ERISA, has been incurred with respect to any of the Company Pension Plans.

(j) Except as disclosed in Section 3.11(j) of the Company Disclosure Schedule, there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any, of the Company Pension Plans or the Company Welfare Plans, any trusts related thereto or any other plan or arrangement identified in any subsection of Section 3.11 of the Company Disclosure Schedule. No assets of the Company are subject to any lien under Section 412 of the Code.

(k) Except as disclosed in Section 3.11(k) of the Company Disclosure Schedule, no Company Pension Plan or Company Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Company Pension Plan.

(l) There are no unfunded benefits obligations which are not accounted for by reserves shown in the Company Financial Statements and established under GAAP, or otherwise noted on the Company Financial Statements. All contributions required to have been made or remitted and all expenses required to have been paid by the Company with respect to any Company Benefit Plan or under ERISA or the Code have been paid within the time prescribed by such Plan, ERISA or the Code. All contributions with respect to each Company Benefit Plan have been currently deductible under the Code when made.

(m) Except as set forth in Section 3.11(m) of the Company Disclosure Schedule, with respect to each Company Pension Plan and Company Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(n) Except as set forth in Section 3.11(n) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliates has announced to employees, former employees or directors an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans which are intended to cover employees or former employees of the Company or any ERISA Affiliates or to amend or modify any existing Company Benefit Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate.

(o) No Company Pension Plan subject to Title IV of the Code has been terminated, and no filing of or notice of intent to terminate or initiation by the PBGC to terminate has occurred. In addition, there has not been, nor is there likely to be, a partial termination of a Company Pension Plan within the meaning of Section 411(d)(3) of the Code.

(p) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, or any ERISA Affiliate could be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law, whether by way of indemnity or otherwise.

(q) During the period from January 1, 2007 through the date hereof, the Company has received payments of $1,439,480 in connection with the exercise of stock options and has issued 143,948 shares of Company Common Stock in connection with such exercises.

3.12 Company Information.

(a) The information relating to the Company to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates (and, if applicable, the date of the meeting of shareholders of the Buyer to which such Proxy Statement may relate), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company to be contained in the Company’s applications to the Department with respect to the transactions contemplated hereby will be accurate in all material respects.

3.13 Compliance with Applicable Law. Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and the Company has complied in all material respects with and is not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company or its Trust Accounts and except as disclosed in Section 3.13 of the Company Disclosure Schedule, the Company has not received notice of violation of, and does not know of any such violations of, any of the above.

3.14  Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, the Company is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment, retention or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Buyer true and correct copies of all employment agreements, consulting agreements and termination agreements with officers, employees, directors or consultants to which the Company is a party or is bound.

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) as of the date of this Agreement, the Company is not a party to or bound by any commitment, agreement or other instrument which is material to the results of operations or financial condition of the Company, (ii) no commitment, agreement or other instrument to which the Company is a party or by which it is bound limits the freedom of the Company to compete in any line of business or with any person, and (iii) the Company is not a party to any collective bargaining agreement. For purposes of subparagraph (i) above, any contract with a remaining term of greater than one (1) year or involving the payment of more than $10,000 (other than contracts entered in the ordinary course of business consistent with past practice) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company, nor to the best knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company, the Surviving Trust Company, Buyer or any of its other Subsidiaries to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, the Company is not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or independent contractors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Trust Company or any of their respective Subsidiaries to any director or consultant thereof.

(f)  Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, the Company is not a party to or bound by any contract (whether written or oral) which (i) is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of September 30, 2006 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered or made available to Buyer true and correct copies of each Company Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, nor has the Company been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.16 Properties and Insurance.

(a) The Company has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of September 30, 2006 or acquired after such date, except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof and (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business consistent with prior practice (the items in clauses (i) through (v), “Permitted Liens”), which Permitted Liens do not materially detract from the Company’s property values. All leases pursuant to which the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor, to the knowledge of the Company, any other party thereto, is in default thereunder in any material respect. All material tangible properties of the Company are in a good state of maintenance and repair, reasonable wear and tear excepted, conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company.

(b) Section 3.16(b) of the Company Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of the Company showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, the Company has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company currently or at any time during the past three years. Copies of all insurance policies will be furnished to Buyer promptly after a written request therefor.

(c) Section 3.16(c) of the Company Disclosure Schedule separately identifies all real estate leased by the Company (the “Real Property”). The Company does not own any real estate. The Company has furnished to Buyer copies of all leases pursuant to which the Real Property is leased by the Company (the “Real Property Leases”). The Company does not lease any real estate to any third-party. The Company is not in default under any real estate lease to which it is a party. The Company has valid leasehold interests in all the Real Property, in each case free of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests other than Permitted Liens, none of which, individually or in the aggregate, impairs the utility, value or marketability of such Real Property. Each Real Property Lease is a valid and binding agreement of the Company, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a material default or event of default by the Company under any Real Property Lease or, to the Company’s knowledge, by any other party thereto. All buildings owned or leased by the Company are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear). Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of the Real Property been instituted or, to the Company's knowledge, threatened by any Governmental Entity, with or without payment therefor.

(d) Section 3.16(d) of the Company Disclosure Schedule sets forth an accurate and complete description of any key man life insurance owned by the Company on the lives of any of the Company’s executives or directors.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) The Company, is in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company;

(c) To the knowledge of the Company, during the period of the Company's ownership or operation of any of its current or former properties, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of the Company's ownership or operation of any of its current or former properties, there was no release of Hazardous Materials in, on, under or affecting any such property.

(d) The following definitions apply for purposes of this Section 3.17: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under Environmental Laws, (y) “Environmental Laws” means all federal, state and local laws governing Environmental Matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act~~,~~ of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), Clean Water Act, 33 U.S. C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq. as in effect and amended, and all other applicable federal, state, municipal, county and local laws and ordinances, and the rules and regulations promulgated thereunder, and any applicable provisions of common law and civil law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, ordinances, rules and regulations were in the past or are in effect; and (z) "Environmental Matters" means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an oral opinion from Berkshire Capital Securities LLC to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

3.19 Indemnification. Except as provided in the Company Contracts identified in Section 3.19 of the Company Disclosure Schedule or the Certificate of Incorporation or By-laws of the Company, the Company is not a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or By-laws of the Company, applicable law or regulation or any indemnification agreement.

3.20 Business Matters.

(a) Assuming that the Substitution Order is entered, no consent of any customer of the Company is required in order for the Company to consummate the Merger or for the Surviving Trust Company to succeed to all of the business and contractual rights of the Company.

(b)  The Company has been validly appointed and is the duly acting trustee with respect to each of the Trust Accounts and in such capacity, to its knowledge, has valid legal title to the Trust Assets. Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, the Company has not been disqualified or removed as trustee from any Trust Accounts since January 1, 2004.

(c) The Company has made available to Buyer true copies of all Governing Agreements in the possession of the Company. All of the various Governing Agreements to which the Company is a party were duly executed and delivered by it. All of the Governing Agreements constitute valid and binding obligations of the Company and, to the Company’s knowledge, each of the other parties thereto, enforceable against the Company and, to the Company’s knowledge, each such other party in accordance with their respective terms, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally. Assuming that the Substitution Order is entered, Newco and the parties hereto will not be required, in order to consummate the Merger, to obtain a consent from any party under any Governing Agreement with respect to a Non-objecting Trust Account.

(d)  The Company has performed, in all material respects, all duties and obligations, made all determinations and complied, in all material respects, with all administrative procedures required to be performed or made by it under each of the Governing Agreements with respect to each of the Trust Accounts.

(e) The Company has properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements, applicable state and federal statutory laws and regulations and applicable common law fiduciary standards (including standards with respect to conflicts of interest and self-dealing). To the Company’s knowledge, neither the Company nor any of their respective directors, officers or employees has committed any breach of trust with respect to any of the Trust Accounts.

   (f)  The Company has provided Buyer with a true, correct and complete listing, as of December 31, 2006, of all of the Trust Accounts, the Trust Assets and the Fair Market Value of the Trust Assets held in such Trust Accounts together with the account number, the Fair Market Value of the assets under management as of such date and the fees paid and accrued in 2006 with respect to each Trust Account.

(g) To the Company’s knowledge, there is no default existing under any Governing Agreement and there is no event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, would constitute an event of default under any Governing Agreement.

(h) The Company’s files relating to the Trust Accounts contain copies of all Governing Agreements that are in the Company’s possession or under its control and all other material documentation within its possession or under its control regarding the Company’s performance of and compliance with its duties and obligations under the Governing Agreements, including, without limitation, all material correspondence within the Company’s possession or under its control between the Company and other persons relating to any of the Trust Accounts.

(i) The Company’s fee arrangements with respect to the Trust Accounts are enforceable in accordance with the terms of the applicable Governing Agreements, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally.

3.21 Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Schedule, since January 1, 2005, the Company has not engaged in any transaction with an officer, director or shareholder of the Company of the type which would be required to be disclosed pursuant to Item 404 of Rule S-K of the Securities and Exchange Commission if the Company were subject to such Item.

3.23 Disclosure. No representation or warranty contained in Article III of this Agreement or in the Company Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

3.24 Employees; Employment Matters.

(a) Section 3.24(a) of the Company Disclosure Schedule lists the names and titles of, and current annual compensation and most recent annual bonus for, each current employee of the Company, together with a description of any agreements concerning such employees and the individual’s employee status (e.g., full-time, part-time, temporary, active, leave of absence, hourly, salaried).

(b) There are no personnel policies applicable to the employees of the Company.

(c) Section 3.24(c) of the Company Disclosure Schedule lists all shares of Company Common Stock issued pursuant to any restricted stock agreement (written or unwritten) including (i) the date such shares were sold or awarded, (ii) the purchase price per share, if any, (iii) the number of shares issued, (iv) the number of such shares which, as of the date hereof, have vested, and (v) the vesting schedule for such shares which, as of the date hereof, have not vested.

(d) Except as set forth in Section 3.24(d) of the Company Disclosure Schedule, with respect to current and former employees and service providers of the Company (each an “Employee”):

(i) The Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii) there is no basis for any claim by any Employee that such Employee was subject to a wrongful discharge or any employment discrimination by the Company, or their respective management, arising out of or relating to such Employee’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable laws;

(ii) there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company;

(iii) the Employees of the Company are not and have never been represented by any labor union, no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company, and to the Company’s knowledge, no union organization campaign is in progress with respect to any of the Employees, and no question concerning representation exists respecting such Employees;

(iv) the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees at any time, for any lawful or no reason, without penalty or liability;

(v) to the Company’s knowledge, each person classified by the Company as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified, and the Company has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so;

(vi) the Company does not have any liability for any payment with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice); and

(vii) there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(f) No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to the Company has occurred.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Buyer, a material adverse effect on (i) the business, assets, results of operations or financial condition of Buyer and its Subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (A) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (B) any change, effect, event or occurrence relating to the financial services industry to the extent not affecting Buyer and its Subsidiaries to a materially greater extent than it affects other entities in such industry, (C) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (D) any change in generally accepted accounting principles or regulatory accounting principles applicable to Buyer and its Subsidiaries and other entities in Buyer’s industry or (E) any action or omission of Buyer or its Subsidiaries taken with the prior written consent of the Company or (ii) the ability of Buyer and its Subsidiaries to consummate the transactions contemplated hereby. Buyer is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Buyer has delivered to the Company’s counsel true and complete copies of the Certificate of Incorporation and By-laws of Buyer.

4.2 Capitalization.

(a) The authorized capital stock of Buyer consists of Twenty Million (20,000,000) shares of Buyer Common Stock and Five Million (5,000,000) shares of preferred stock, no par value (the "Buyer Preferred Stock"). As of December 31, 2006, there were 13,248,406 shares of Buyer Common Stock outstanding, 1,219,556 shares of Buyer Common Stock held by Buyer as treasury stock, no shares of Buyer Preferred Stock outstanding and no shares of Buyer Preferred Stock held by Buyer as treasury stock. As of December 31, 2006, there were no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (x) 923,439 shares of Buyer Common Stock reserved for issuance pursuant to Buyer’s stock incentive plans (the “Buyer Option Plans”), copies of which have been delivered to the Company’s counsel, and (y) 573,954 shares of Buyer Common Stock reserved for issuance pursuant to Buyer’s dividend reinvestment and stock purchase plan, a copy of which has been delivered to the Company’s counsel (the “DRP Plan”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Buyer Option Plans and the DRP Plan, as of the date hereof Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or any other equity security of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Buyer owns all of the issued and outstanding shares of the capital stock of Union Center National Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, Union Center National Bank is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of Union Center National Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Union Center National Bank.

4.3 Authority; No Violation.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all regulatory approvals required to organize Newco, effectuate the Merger and transfer the outstanding equity interests of the Surviving Trust Company to Union Center National Bank and (ii) the other approvals listed in Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. With the exception of steps to be taken to organize Newco and to cause Newco to execute the joinder agreement referred to herein, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (x) and (y) above, such as individually or in the aggregate will not have a Material Adverse Effect on Buyer.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the OCC and Federal Reserve Board and approval of such applications and notices, (b) the formation of Newco and the filing of applications and notices, as applicable, with the Department and approval of such applications and notices, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Departmental Notice with the Department, (f) approval of the listing of the Buyer Common Stock to be issued in the Merger on the Nasdaq/GSM, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations, approvals or exemptions as may be required under the Environmental Laws, (i) the filing with the Superior Court of New Jersey of the Fiduciary Petition and the issuance by the Superior Court of New Jersey of the Substitution Order, and (j) confirmation, to Buyer’s satisfaction, that all conditions to the issuance of Buyer Common Stock hereunder without registration under the Securities Act of 1933 have been satisfied, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer of this Agreement and (2) the consummation by Newco of the Merger and the other transactions contemplated hereby.

4.5 Reports. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with (i) the Federal Reserve Board, (ii) the OCC, (iii) the Federal Deposit Insurance Corporation (the “FDIC”) and (iv) any other Governmental Entity that regulates Buyer or any of its Subsidiaries (collectively with the FRB, the OCC and the FDIC, the "Buyer’s Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Buyer’s Regulatory Agencies in the regular course of the business of Buyer and its Subsidiaries, no Buyer’s Regulatory Agency has initiated any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2001 the effect of which is reasonably likely to have a Material Adverse Effect on Buyer. There is no unresolved violation, criticism, or exception by any Buyer’s Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Buyer.

4.6 Financial Statements. Buyer has previously made available to the Company copies of the consolidated statements of financial condition of Buyer and its Subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2003, 2004 and 2005, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Buyer, and the notes related thereto; and (b) the consolidated statements of financial condition of Buyer and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income and cash flows of Buyer for the nine months ended September 30, 2005 and 2006 (the financial statements referenced in clauses (a) and (b), the “Buyer Financial Statements”). KPMG LLP was independent with respect to Buyer and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of Buyer (including the related notes, where applicable) included within the Buyer Financial Statements fairly present, and the consolidated statements of financial condition of Buyer (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the Buyer Financial Statements fairly present, and the consolidated statements of income, changes in shareholders' equity and cash flows of Buyer (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods therein set forth; each of the Buyer Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Buyer Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements.

4.7 SEC Reports. Buyer has previously made available to the Company’s counsel a true and correct copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2004 by Buyer with the SEC pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act” and such statements, prospectuses, reports and schedules, the "Buyer Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Buyer Report filed with the SEC prior to the date of this Agreement, since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Buyer.

4.9 Legal Proceedings.

(a) Except as disclosed in any Buyer Report filed with the SEC prior to the date of this Agreement or as may arise in connection with any proxy contest relating to Buyer’s 2007 annual meeting of shareholders, neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries, other than any such injunction, order, judgment, decree, or regulatory restriction which would not have a Material Adverse Effect upon Buyer.

4.10 Buyer Information.

(a) The information relating to Buyer and Newco to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information relating to Buyer and Newco to be contained in Buyer’s and Newco’s applications to the OCC, the Federal Reserve Board and the Department will be accurate in all material respects.

4.11 Compliance with Applicable Law. Each of Buyer and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Buyer and each of its Subsidiaries has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Buyer or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole) and Buyer and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have had or are likely to have a Material Adverse Effect on Buyer.

4.12 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.13 Reorganization. Buyer has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.14 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to (i) conduct its business in the ordinary and usual course consistent with past practices and prudent business practices; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, Buyer or Newco to perform its covenants and agreements on a timely basis under this Agreement and (iv) take no action which would adversely affect or delay the ability of the Company, Buyer or Newco to obtain any necessary approvals, consents, orders (including the Substitution Order) or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents, orders or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by Buyer, the Company shall not:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.5(b) hereof) any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of up to a total of 2,500 shares of Company Common Stock upon the exercise of stock options granted under the Company Stock Option Plan prior to the date hereof, any such exercise to be in accordance with the present terms of such options;

(c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

(d) (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 10% of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. The Company will notify Buyer immediately orally (within 12 hours) and in writing (within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the date hereof, and, as part of such notification, shall disclose to Buyer the identity of the person making such inquiry, proposal or offer and the substance of such inquiry, proposal or offer in reasonable detail and will keep Buyer informed of any developments with respect thereto immediately upon the occurrence thereof. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform its officers, directors, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) of the obligations undertaken in this Section 5.1(d). The Company will promptly request each person (other than Buyer) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company to return or destroy all confidential information previously furnished to such person by or on behalf of the Company. The Company shall take all steps necessary to enforce all such confidentiality agreements.

(e) make any capital expenditures other than those which (i) are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

(f) enter into any new line of business or offer any new products or services;

(g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company (it being understood that for purposes of this clause “g”, any assumption of another institution’s liabilities shall be conclusively deemed to be material);

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(i) change its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company's independent auditors;

(j)(i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any Company Benefit Plan (including, without limitation, any plan) or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (ii) except for normal salary increases in the ordinary course of business consistent with past practice, which increases do not exceed, for any employee, 4% of base salary in effect on the date of this Agreement, increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

(k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

(l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(m) relocate its business;

(n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company is a party or by which the Company or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(o) other than in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(p) settle any claim, action or proceeding involving any liability of the Company for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company;

(q) except in the ordinary course of business consistent with past practice and in amounts less than $50,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r) make any investment or commitment to invest in real estate or in any real estate development project;

(s) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(t) make any material Tax election or file any claim for a material income Tax refund;

(u) materially modify its Fee schedule or materially increase or decrease the individual Fees applicable to any of the Trust Accounts, unless such modification is required by the applicable Governing Agreement;

(v) otherwise amend any Governing Agreement unless such amendment is requested by a beneficiary of the applicable Trust Account or a party to such Governing Agreement other than the Company and is otherwise permitted pursuant to the terms of such Governing Agreement;

(w) take any other action outside of the ordinary course of business; or

(x) agree to do any of the foregoing.

5.2 Covenants of Buyer. Except as expressly provided in this Agreement and except as may be required in connection with any proxy contest that may arise with respect to Buyer’s 2007 annual meeting of shareholders, during the period from the date of this Agreement to the Effective Time, Buyer shall use commercially reasonably efforts to (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of the Company or Buyer to perform its covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of the Company, Buyer or Newco to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as otherwise specifically provided by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b) change its methods of accounting in effect at December 31, 2005, except in accordance with changes in generally accepted accounting principles or regulatory accounting principles as concurred with by Buyer's independent auditors; or

(c) agree to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Buyer in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Buyer shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders in connection with a special meeting of the Company’s shareholders to be held as promptly as practicable after the date hereof in connection with the approval of this Agreement by the Company’s shareholders (the “Company Shareholders’ Meeting”). Buyer shall use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, orders (including the Substitution Order), approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the organization of Newco, the consummation of the Merger, the filing of the Fiduciary Petition, the submission of any certification, document or other instrument contemplated by the Fiduciary Act, the issuance of the Substitution Order, the performance of all steps contemplated by the recitals to this Agreement and the transfer of the equity interests of the Surviving Company Subsidiary to Union Center National Bank). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of Buyer’s Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 and any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of Buyer’s Subsidiaries to any Governmental Entity in connection with the Merger (including any documentation required pursuant to the Fiduciary Act) and the other transactions contemplated by this Agreement. Buyer agrees promptly to advise the Company if at any time prior to the Company Shareholders’ Meeting any information provided by Buyer for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Buyer shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and its Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Buyer if at any time prior to the Company Shareholders’ Meeting any information provided by the Company for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Buyer with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Buyer with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to the Company, to comply with all applicable legal requirements.

(d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit Buyer and its representatives, and Buyer shall permit, and shall cause each of Buyer’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Buyer and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors' and shareholders' meetings (excluding information related to the Merger), organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Buyer and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the party seeking such access. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. For purposes of Buyer’s investigation pursuant to this Section 6.2(a), the Company, upon reasonable written or oral notice, shall use its commercially reasonable efforts to attempt to cause any third party under contract to the Company to furnish to Buyer, and to its authorized representatives, reasonable access to such party’s books, records and properties, including, without limitation, all investment, regulatory, financial, accounting, and tax records and files relating to the administration of the Trust Accounts, and all files, computer records and account information necessary for the conversion after the Closing Date of the Trust Accounts, from the operating systems of the Company to such systems as Buyer may designate. To the extent necessary, the Company shall use its reasonable efforts to attempt to cause any third party servicer or other third party to provide access to such party’s premises and adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Any such investigation or examination pursuant to this Section 6.2(a) shall be at Buyer’s expense. Without limiting any of the foregoing, Buyer and its authorized representatives shall be specifically entitled to conduct (and the Company shall use its commercially reasonable efforts to attempt to enable it to conduct) tests of any matters as they deem reasonably appropriate.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Buyer will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Buyer with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 40 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Buyer and Buyer will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 75 days after the end of each calendar year, the Company will deliver to Buyer and Buyer will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) shall be subject to, and each of the Company and Buyer shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement.

(d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Company Shareholders’ Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold the Company Shareholders’ Meeting to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's legal counsel and the provisions of Article VIII, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. Buyer, in reasonable consultation with the Company, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.4 Legal Conditions to Merger. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or Buyer’s Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of Buyer’s Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Affiliates. The Company has confirmed to Buyer’s counsel the identity of all "affiliates" of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, the Company shall deliver to Buyer executed letter agreements, each substantially in the form of Exhibit B hereto, executed by each such person so identified as an affiliate of the Company agreeing (i) to comply with Rule 145 and (ii) if such person has not executed the Shareholders’ Agreement, to be present in person or by proxy and vote in favor of the Merger at the Company Shareholders’ Meeting.
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6.6 Nasdaq Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing for quotation on the Nasdaq/GSM, subject to official notice of issuance, as of the Effective Time.

6.7 Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or who serves or has served at the request of the Company as a director or officer with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.7, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any act or omission occurring at or prior to the Closing, including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of their respective affiliates, or by any former or present shareholder of the Company (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of the Company or of any committee thereof at any time at or prior to the Closing, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Buyer set forth in this Section 6.7, in each case to the fullest extent which the Company would have been permitted under any applicable law and its Certificate of Incorporation or Bylaws had the Merger not occurred (and Buyer shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, Buyer shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but Buyer shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

Any Indemnitee wishing to claim indemnification under this Section 6.7 shall promptly notify Buyer upon learning of any Claim, but the failure to so notify shall not relieve Buyer of any liability it may have to such Indemnitee except to the extent that such failure prejudices Buyer. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 6.7 is applicable, (x) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Buyer elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Buyer and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that Buyer shall be obligated pursuant to this Section 6.7 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Buyer shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.7, Buyer shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

(b) Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Buyer be required to expend an aggregate premium in excess of 200% of the current annual premium expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.7(b) of the Company Disclosure Schedule), (B) if Buyer is unable to maintain or obtain the insurance called for by this Section 6.7(b), Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Buyer shall be deemed to have satisfied all of its obligations pursuant to this Section 6.7(b) in the event that it acquires single premium tail insurance at an aggregate premium of 250% of the current annual premium expended by the Company.

(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Trust Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Buyer’s Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.9 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of the Company and Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.10 Failure to Fulfill Conditions. In the event that Buyer or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date (as defined in Section 8.1(c)) and that it will not waive that condition, it will promptly notify the other party.

6.11 Employment Matters. From and after the Effective Time, Buyer shall credit employees of the Company who are employed at the Closing Date for service with the Company for purposes of eligibility and vesting under all employee benefit plans of the Buyer in which they become participants on or after the Effective Time.

6.12 Accountings. The Company shall make all accountings required under any Governing Agreement to be performed with respect to the Trust Accounts and the Company’s Trust Asset portfolio through the Closing Date. From and after the date of this Agreement, the Company shall, to the extent permitted by law, send Buyer copies of (i) all documents filed by it, (ii) all documents filed or served by any other person, and (iii) any orders, judgments or notices issued by any court, in each case in connection with all such accountings.

6.13 Status. Pursuant to Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3)(i), at the Closing the Company shall furnish to Buyer a statement certifying that the Company is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Buyer Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

(b) Regulatory Filings. All necessary regulatory or governmental approvals, orders and consents (including without limitation the issuance of the Substitution Order and any required approval of the OCC, the SEC, the Federal Reserve Board and the Department required to consummate the transactions contemplated hereby (including without limitation the organization and formation of Newco, the Merger and the transfer of the outstanding equity interests of the Surviving Trust Company to Union Center National Bank)) shall have been obtained without the imposition of any term or condition which would impair, in any material respect, the value of the Company to Buyer. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals, orders and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

(c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Buyer or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Buyer and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler PC, reasonably satisfactory in form and substance to Company and its counsel and to Buyer, based upon representation letters reasonably required by Lowenstein Sandler PC dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith and in connection with any Tax opinion which is included within the S-4, each of Buyer and the Company shall deliver to Lowenstein Sandler PC representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler PC. Neither Buyer nor the Company shall, nor shall Buyer cause any of its Subsidiaries to, take any action inconsistent with the treatment of the Merger as a "reorganization" under Section 368(a) of the Code.

(e) Listing of Shares. The shares of Buyer Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the Nasdaq/GSM, subject to official notice of issuance.

7.2 Conditions to the Obligations of Buyer Under this Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company and the Company. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Buyer with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Buyer may reasonably request, including without limitation the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(h).

(c) Legal, Accounting and Investment Banking Fees. The Company shall have furnished Buyer with letters from all attorneys, accountants, investment bankers and other service providers representing the Company and its Subsidiaries in any matters relating to the Merger or the other transactions contemplated hereby confirming that all fees and disbursements have been paid in full for all services rendered through and including the consummation of the Merger.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than Governmental Entities) which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company or (ii) on Buyer and its Subsidiaries taken as a whole. None of the approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e) Continuing in Effect. The Shareholders’ Agreement and each of the Employment Agreements have remained in full force and effect up to the Effective Time.

(f) Dissenting Shares. No more than 30,000 shares of Company Common Stock shall be eligible to constitute “Dissenting Shares” as of the commencement of the Closing.

(g) Trust Assets. As of the Closing Date, the Company will not hold any Trust Assets other than the Trust Assets of the Non-objecting Trust Accounts, and the Trust Assets held in each Non-Objecting Trust Account as of the Closing Date shall constitute all of the Trust Assets required by the Governing Agreements to be held in such Non-objecting Trust Accounts.

(h) Status. The Company shall have delivered to Buyer the statement, in form and substance satisfactory to Buyer, contemplated by Section 6.13.

7.3 Conditions to Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Buyer. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Buyer contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. Buyer shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Buyer shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)  by mutual consent of the Company and Buyer;

(b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Buyer or the Company, if the Merger shall not have been consummated on or before the date (the “Cut-off Date”) which is nine months from the date hereof, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date (the “Delaying Party”), unless the Delaying Party fulfills such obligations subsequent to the Cut-Off Date (in which case the Delaying Party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) in the event that the other parties hereto are unable or unwilling to consummate the Closing within fifteen (15) days after receipt of notice that the Delaying Party has fulfilled its obligations and is prepared to consummate the Closing);

(d) by either Buyer or the Company if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Buyer);

(f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(g) by Buyer if any of the conditions set forth in Sections 7.1 and 7.2 are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(h) by the Company if any of the conditions set forth in Sections 7.1 and 7.3 are not satisfied and are not capable of being satisfied by the Cut-off Date.

8.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.2 and Article X shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

SET-OFF RIGHT

9.1 Survival. For purposes of determining Buyer’s set-off rights hereunder, the Company’s representations and warranties contained in this Agreement shall survive the Closing until the amounts described in Sections 1.5(a)(iv) and 1.5(a)(v) are paid or reduced to zero and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer prior to the Closing. Notwithstanding the foregoing, in the event that Buyer notifies the Shareholder Representative in writing of a Set-Off Claim (as defined herein) prior to the end of such survival period, the Company’s representations and warranties contained in this Agreement shall survive beyond the end of such survival period with respect to any such Set-Off Claim.

9.2 Right of Set-Off. Subject to Section 9.3, Buyer shall have the right to set-off, against any amounts payable pursuant to Sections 1.5(a)(iv) and 1.5(a)(v), the amount of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including attorneys’ fees and other costs and expenses incident to any suit, action or proceeding) (the “Losses”) which Buyer may suffer, sustain or become subject to, as a result of any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company hereunder.

9.3 Limitations on Right of Set-Off. Notwithstanding the foregoing, in the absence of intentional fraud: (A) Buyer shall not have a set-off right under this Article IX with respect to any Losses until the aggregate amount of all such Losses exceeds $100,000 (the “Threshold Amount”), and then only to the extent that such Losses exceed the Threshold Amount, (B) Buyer’s right to recover for Losses shall not extend beyond the amounts payable pursuant to Sections 1.5(a)(iv) and 1.5(a)(v) and (C) once amounts are actually paid pursuant to Sections 1.5(a)(iv) and 1.5(a)(v), such amounts shall not be recoverable with respect to any claim that Buyer is entitled to a set-off pursuant to Section 9.2 (each such claim, a “Set-Off Claim”) made after such amounts are paid pursuant to this Agreement.

9.4 Procedure. In the event that Buyer determines that it has a valid Set-Off Claim, Buyer shall notify the Shareholder Representative and shall provide the Shareholder Representative with a description of such claim in reasonable detail. Buyer shall provide the Shareholder Representative with reasonable access to its books and records for the purpose of allowing the Shareholder Representative a reasonable opportunity to verify any such Set-Off Claim. Buyer shall negotiate in good faith regarding the resolution of any disputed Set-Off Claim. If Buyer and the Shareholder Representative agree that Buyer has suffered a Loss and agree upon the amount of such Loss, the amounts next payable pursuant to Sections 1.5(a)(iv) and 1.5(a)(v) shall be reduced by the amount so agreed upon. In the event that the Shareholder Representative does not reach such agreement with Buyer, then Buyer may institute legal proceedings in order to determine whether Buyer has suffered a Loss hereunder. In the event that such legal proceedings are commenced and Buyer prevails in such proceedings, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) incurred by Buyer shall be added to the amount of Losses deemed to be suffered by Buyer. In the event that such legal proceedings are commenced and the Shareholder Representative prevails in such proceedings, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) incurred by the Shareholder Representative shall be paid by Buyer to the Shareholder Representative.

9.5 Appointment of the Shareholder Representative. By virtue of the approval of the Merger and this Agreement by the requisite vote of the Company’s shareholders, each of such shareholders and their transferees (collectively, the “Shareholders”) shall be deemed to have appointed the Shareholder Representative to act on behalf of the Shareholders with respect to all matters relating to this Article IX, including in considering and certifying the amount of any Losses, in taking any action on behalf of the Shareholders pursuant to this Article IX, and generally in performing all acts expressly required or permitted to be performed by the Shareholder Representative pursuant hereto; provided, however, that the Shareholder Representative shall have no obligation to act on behalf of the Shareholders except as expressly provided herein. Buyer shall have the right to deal exclusively with the Shareholder Representative with respect to all matters under this Article IX and Buyer shall not have any liability to any Shareholder for any acts or omissions of the Shareholder Representative, or any acts or omissions taken or not taken by Buyer at the direction of the Shareholder Representative. The Shareholder Representative will have no liability to the Shareholders with respect to actions taken or omitted to be taken in the Shareholder Representative’s capacity as the Shareholder Representative, except with respect to any liability resulting from the Shareholder Representative’s gross negligence or willful misconduct. The Shareholder Representative shall be entitled to rely upon any directions received from holders of a majority of the Buyer Common Stock received in the Merger; provided, however, that the Shareholder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in his capacity as the Shareholder Representative, unless the Shareholder Representative has been provided with funds, security or indemnities from the Shareholders which, in the sole determination of the Shareholder Representative, are sufficient to protect the Shareholder Representative against the costs, expenses and liabilities which may be incurred by the Shareholder Representative in responding to such direction or taking such action. The Shareholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as the Shareholder Representative shall deem necessary in connection with exercising the Shareholder Representative’s powers and performing the Shareholder Representative’s function hereunder and (in the absence of bad faith on the part of the Shareholder Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. In the event that the Shareholder Representative expends all funds reserved for him pursuant to Section 1.5(e), the Shareholder Representative shall be entitled to reimbursement by the Shareholders, from cash payable to the Shareholders pursuant to Sections 1.5(a)(iv) and 1.5(a)(v), for all reasonable expenses, disbursements and advances (including fees and disbursements of the Shareholder Representative’s counsel, experts and other agents and consultants) incurred by the Shareholder Representative in such capacity.

ARTICLE X

GENERAL PROVISIONS

10.1 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, if any, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require the Company, Buyer or any of Buyer’s Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the time contemplated by Section 9.1, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. Except as otherwise provided in Articles I and IX, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to:

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083
Attn: John J. Davis

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attn: Peter H. Ehrenberg, Esq.

and

(b)	if to the Company, to:
Beacon Trust Company
333 Main Street
P.O. Box 810
Madison, New Jersey 07940
Attn: Arthur W. Hyde

with a copy to:

McCarter & English
Four Gateway Center
100 Mulberry St.
Newark, NJ 07102
Attn: Michael M. Horn, Esq.

10.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Shareholders’ Agreement and all confidentiality agreements executed by the Company and Buyer with respect to the transactions contemplated herein, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any applicable conflicts of law.

10.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, the Company shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Buyer, which consent shall not be unreasonably withheld.

10.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11 Waiver of Jury Trial. Each party hereto (each, a “Party”) hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12 Enforcement of this Agreement. The Company acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.13 Construction. In the event of any ambiguity in, or dispute regarding the interpretation of, any of the provisions of this Agreement, the interpretation to be afforded any such provision will not be resolved by any rule of interpretation or construction providing for interpretation against the Party which causes the uncertainty or against the Party which drafts the Agreement, and all Parties hereto expressly agree that in the event of any ambiguity or dispute regarding the interpretation of any provision contained in this Agreement, such provision will be interpreted as if each Party hereto participated in the drafting thereof. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word “including” means “including without limitation.”

10.14 Definitions.

(a) The following terms shall have the following meanings:

“Adjusted Stock Number” shall equal $8,089,480 divided by the Stock Price, rounded to four decimals.

“Business Day” shall mean any day except a Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New Jersey are authorized or required by law or other government action to close. All time periods in this Agreement based on a number of days shall be deemed to refer to calendar days unless the term Business Day is specifically used.

“Buyer Common Stock Average Price” means the average of the daily closing sales prices of Buyer Common Stock as reported on the Nasdaq/GSM (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Buyer) for the 10 consecutive full trading days in which such shares are quoted on the Nasdaq/GSM ending at the close of trading on the Determination Date.

“Fair Market Value” shall mean (a) as to any Securities which are listed or admitted to trading on any national securities exchange, on any Business Day, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) as to Securities which are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such Securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such Securities on such date as shown by such automated quotation system, and (b) as to any other property on any date, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fees” shall mean, with respect to any Trust Account, all fees which the Company is entitled to receive with respect to such Trust Account pursuant to the Governing Agreements, including, without limitation, all account administration fees (whether payable annually, quarterly, monthly or otherwise) and any asset administration fees.

“Fiduciary Petition” shall mean a petition to the Superior Court of the State of New Jersey to be filed by Buyer and Newco in accordance with the Fiduciary Act, pursuant to which Newco will be substituted in every existing fiduciary capacity for Buyer with respect to all Non-objecting Trust Accounts.

“First Year” shall mean the twelve month period commencing on the first day of the calendar month immediately following the calendar month in which the Effective Time occurs.

“First Year Base Amount” shall mean $783,604.

“First Year Payment Date” shall mean the date on which the First Year Pre-Tax Income is finally determined pursuant to Section 1.6.

“First Year Pre-Tax Income” shall mean the Surviving Trust Company’s Pre-Tax Income for the First Year, as set forth in the Section 1.6 Income Statement for the First Year when such Section 1.6 Income Statement becomes final and binding pursuant to Section 1.6(b).

“First Year Milestone” shall mean $1,145,268.

“Fully Diluted Number” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Common Stock issuable immediately prior to the Effective Time upon exercise, conversion or exchange of all outstanding stock options, warrants, subscription rights, securities convertible into Company Common Stock, securities exchangeable for Company Common Stock and any other rights to receive, acquire or otherwise obtain Company Common Stock.

“GAAP” shall mean U.S. generally accepted accounting principles applied consistently with the manner in which the Company’s 2005 audited financial statements were prepared.

“Governing Agreements” shall mean all trusts, wills, contracts, resolutions, agreements and other written documentation pursuant to which the Trust Accounts have been established and/or are governed, including any amendments thereto.

“Non-objecting Trust Account” shall mean any Trust Account with respect to which Newco is named the successor trustee pursuant to the Substitution Order.

“Non-Option Shares” shall mean, for any shareholder of the Company, all shares of Company Common Stock held by such shareholder which are not Option Shares.

“Option Number” shall equal $10,289,480 divided by the Stock Price.

“Option Shares” shall mean, for any shareholder of the Company, the lesser of (i) all shares of Company common stock issued by the Company on or after March 15, 2006 upon the exercise of stock options by such shareholder, and (ii) fifty-five percent (55%) of all shares of Company Common Stock held by such shareholder at the Effective Time.

“Second Year” shall mean the twelve month period commencing on the first day after the First Year ends.

“Second Year Base Amount” shall mean $969,699.

“Second Year Pre-Tax Income” shall mean the Surviving Trust Company’s Pre-Tax Income for the Second Year, as set forth in the Section 1.6 Income Statement for the Second Year when such Section 1.6 Income Statement becomes final and binding pursuant to Section 1.6(b).

“Second Year Payment Date” shall mean the date on which the Second Year Pre-Tax Income is finally determined pursuant to Section 1.6.

“Second Year Milestone” shall mean $1,417,253.

“Securities” shall mean any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options and (b) commodities and commodity futures contracts or options, foreign exchange and foreign exchange futures contracts or options, other futures contracts or options of any kind whatsoever, including any such contract relating to a financial or other index of any kind, rights with respect to any of the foregoing, and any other arrangements for investment of financial instruments that may from time to time be available to the public or to any individual.

“Shareholder Representative” shall mean Arthur Hyde or, if Arthur Hyde ceases to serve in such capacity hereunder subsequent to the Effective Time, such other individual as shall be designated as such by persons who received a majority of the shares of Buyer Common Stock issued pursuant to Sections 1.5(a)(i) and 1.5(a)(ii).

“Stock Number” shall equal $4,680,000 divided by the Stock Price, rounded to four decimals.

“Stock Price” shall mean the Buyer Common Stock Average Price, except that (i) if the Buyer Common Stock Average Price is greater than $17.22 (the “Ceiling Price”), the Stock Price shall be the Ceiling Price and (ii) if the Buyer Common Stock Average Price is less than $14.09 (the “Floor Price”), the Stock Price shall be the Floor Price.

“Subsidiary”," when used with respect to any party, shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Substitution Order” shall mean an order entered by the Superior Court of New Jersey, pursuant to the Fiduciary Act, in form and substance satisfactory to Buyer, pursuant to which Newco shall be substituted in every fiduciary capacity in place of the Company as the successor trustee and fiduciary with respect to all of the Trust Accounts.

“Transition Period” shall mean the period commencing as of the Effective Time and ending on the last day of the Second Year.

“Trust Accounts” shall mean all of the trust and fiduciary accounts or relationships for which the Company acts as a fiduciary and any additional accounts or relationships with respect to which the consent of a third-party would be required in order to enable Newco to be substituted for the Company in the absence of the Substitution Order.

“Trust Assets” shall mean, with respect to any trust account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, Securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by the Company as fiduciary, custodian or trustee, pursuant to or in connection with such trust account.

(b) The following terms are defined in the following sections of this Agreement:

Defined Term	Section of this Agreement
Accounting Firm	Section 1.6(b)
Acquisition Proposal	Section 5.1(d)(i)
Adjusted Stock Number	Section 10.14(a)
Aggregate Merger Consideration	Section 1.5(c)
Agreement	Lead-in
BHCA	Section 4.1
Business Day	Section 10.14(a)
Buyer	Lead-in
Buyer Common Stock	Section 1.5(a)(i)
Buyer Financial Statements	Section 4.6
Buyer/Option Shares	Section 1.5(a)(i)
Buyer Option Plans	Section 4.2
Buyer Preferred Stock	Section 4.2
Buyer’s Regulatory Agencies	Section 4.2
Ceiling Price	Definition of Stock Price
CERCLA	Section 3.17(d)
Certificates	Section 1.5 (c)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Notice	Section 1.3
Company	Lead-in
Company Common Stock	Section 1.5
Company Contract	Section 3.14
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.6
Company Pension Plans	Section 3.11(a)
Company Regulatory Agencies	Section 3.5
Company Shareholder Meeting	Section 6.1(a)
Company Stock Option Plan	Section 1.7
Company Welfare Plans	Section 3.11(a)
Covered Persons	Section 3.19
Cut-off Date	Section 8.1(c
Delaying Party	Section 8.1(c)
Departmental Notice	Section 1.3
Department	Section 1.3
Dissenting Shares	Section 1.9
DPC Shares	Section 1.5 (b)
DRP Plan	Section 4.2
Effective Time	Section 1.3
Environmental Laws	Section 3.17(d)
Environmental Matters"	Section 3.17(d)

ERISA	Section 3.11(a)
ERISA Affiliate	Section 11(a)
Exchange Act	Section 4.7
Exchange Agent	Section 2.1
Exchange Fund	Section 2.1
Fair Market Value	Section 10.149a0
FDIC	Section 4.5
Fees	Section 10.14(a)
Fiduciary Act	Recital E
Fiduciary Petition	Section 10.14(a)
Firm	Section 3.7
First Year Exchange Fund	Section 2.1
First Year	Section 10.14(a)
First Year Payment Amount	Section 1.5(a)(iv)
First Year Payment Date	Section 10.14(a)
First Year Pre-Tax Income	Section 10.14(a)
First Year Milestone	Section 10.14(a)
Floor Price	Definition of Stock Price
Fully Diluted Number	Section 10.14(a)
Governmental Entity	Section 3.4
GAAP	Section 10.14(a)
Governing Agreements	Section 10.14(a)
Hazardous Materials	Section 3.17(d)
Indemnitees	Section 6.7(a)
Insurance Amount	Section 6.7(b)
Internal Controls	Section 3.6(c)
IRS	Section 3.4
Investment Letter	Section 6.5
Losses”	Section 9.2
Material Adverse Effect	Sections 3.1 and 4.1
Merger	Recital A
Merger Consideration	Section 1.5(c)
Nasdaq/GSM	Section 2.2(e)
Newco	Recital A
New Employment Agreements	Recital C
New Option	Section 1.7
Non-objecting Trust Account	Section 10.14(a)
Non-Option Shares	Section 10.14(a)
Notice of Disagreement	Section 1.6(b)
OCC	Section 3.4
Option Grant Agreement	Section 1.7
Option Shares	Section 10.14(a)
Party	Section 10.11
PBGC	Section 3.4
Prime Rate	Section 10.14(a)

Proxy Statement	Section 3.4
Regulatory Agreement	Section 3.16(a)
Pre-Tax Income	Section 1.6(e)
RCRA	Section 3.17(d)
Real Property	Section 3.16(c)
Real Property Leases	Section 3.16(c)
Remaining Transition Period	Section 1.6(e)(vii)
Regulatory Agreement	Section 3.15
S-4	Section 3.4
SEC	Section 3.4
Second Year	Section 10.14(a)
Second Year Exchange Fund	Section 2.1
Second Year Payment Amount	Section 1.5(a)(v)
Second Year Pre-Tax Income	Section 10.14(a)
Second Year Payment Date	Section 10.14(a)
Second Year Milestone	Section 10.14(a)
Section 1.6 Income Statement	Section 1.6(b)
Securities	Section 10.14(a)
Securities Act	Section 4.7
Shareholders	Section 9.5
Shareholders’ Agreement	Recital B
Shareholder Representative	Section 10.14(a)
Spill Act	Section 3.17(d)
Stock Option	Section 1.7
Subsidiary	Lead-in
Substitution Order	Section 10.14(a)
Surviving Trust Company	Section 1.2
Taxes	Section 3.10(e)
Tax Opinion	Section 1.19
Threshold Amount	Section 9.3
Transition Period	Section 10.14(a)
Trust Account	Section 10.14(a)
Trust Assets	Section 10.14(a)

IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTER BANCORP, INC.

By:	/s/ John J. Davis
Name: John J. Davis
Title: President and Chief Executive Officer

BEACON TRUST COMPANY

Date:	By:	/s/ Arthur W. Hyde
Name: Arthur W. Hyde
Title: Chairman, President and Chief Executive Officer

EXHIBIT A

FORM OF

CERTIFICATE OF INCORPORATION
OF
UNION CENTER TRUST COMPANY

THIS IS TO CERTIFY that we, the undersigned, do hereby make and subscribe this Certificate of Incorporation, and do associate ourselves into a bank pursuant to “The Banking Act of 1948”, being Chapter 67 of the laws of 1948, as amended (the “Act”), and each of us does severally agree to take and pay for the number of shares of the capital stock of the bank as hereinafter set forth after our respective names, together with our proportionate share of the surplus and reserve fund for organization expense and reserve for contingencies herein provided.

FIRST: The name by which the bank shall be known is Union Center Trust Company.

SECOND: The principal office of the bank is to be located at 2445 Morris Avenue in the Town of Union, Union County, New Jersey.

THIRD: Subject to the limitations set forth in this Article THIRD, the bank shall have power to transact the business of banking in all its branches and, to that end, shall have and may exercise all those powers authorized to be exercised by banks under the provisions of “The Banking Act of 1948” as presently enacted and as from time to time amended, and all those powers which are presently, or in the future may be authorized by law to be exercised by banks. In particular, but without limitation, the bank shall have the power to exercise any fiduciary power which may be law be exercised only by banks which are qualified to act as fiduciaries; provided, however, that the bank shall not have the power to make loans, and provided further that it shall not have the power to accept deposits.

FOURTH: The amount of the authorized capital stock of the bank shall be $_________ divided into _____ shares of the par value of _________ each. The amount of issued capital stock of the bank shall be $___________ divided into ______ shares of the par value of $_____. Authorized but unissued capital stock may be issued by the Board of Directors under the provisions of The Banking Act of 1948, as presently enacted, and as from time to time amended and supplemented.

FIFTH: The amount of surplus with which the bank will commence business is $________________.

SIXTH: The amount of the fund reserved for organization expense is $__________ and the amount of the reserve for contingencies is $_________.

SEVENTH: The names and residences of the incorporators, and the number of shares subscribed for by each, are as follows:

All shares shall be subscribed for by Center Bancorp, Inc., a New Jersey corporation.

EIGHTH: The number of directors of the bank shall be not less than five, and not more than twenty-five, as shall from time to time be fixed by the By-Laws.

NINTH: The persons who shall serve as directors until the first annual meeting of the stockholders are as follows:

Name                         Address

TENTH: The Board of Directors of the bank shall have power to make, alter and repeal By-Laws, subject to alteration or repeal by the stockholders at any meeting. The power conferred by this Article TENTH shall be subject to such limitations as may from time to time be imposed by law.

ELEVENTH: The Board of Directors may, between annual meetings, increase the number of directors by not more than two, and may appoint persons to fill the vacancies so created, subject to the limitations, however, (a) that there shall not at any time be more directors than authorized by Section 101 of The Banking Act of 1948, and (b) that there shall not be more than twenty-five directors at any time.

TWELFTH: The Board of Directors shall have power to pay dividends from time to time, in whole or in part in stock, without approval or ratification of the stockholders, in the manner provided by and subject to the limitations contained in Section 52 of The Banking Act of 1948, as amended, or as may be further amended.

THIRTEENTH: The Board of Directors shall have power to appoint an executive committee, from time to time, from among its members, in accordance with the statute in such case made and provided. Such committee shall have and may exercise such powers as are authorized by law, subject to the time and provisions of the B-Laws of this bank.

FOURTEENTH: A director of the bank shall not be personally liable to the bank or its stockholders for damages, for breach of any duty owed to the bank or its stockholders, except that this provision shall not relieve a director from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the bank or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

FIFTEENTH: For the duration permitted b y the New Jersey Banking Act, as amended from time to time, an officer shall not be personally liable to the bank or its stockholders for damages for breach of any duty owed to the bank or its stockholders, except that this provision shall not relieve an officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the bank or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

SIXTEENTH: The bank shall have perpetual existence, subject to liquidation and dissolution as provided by law.

SEVENTEENTH: The bank is authorized to purchase and maintain insurance on behalf of all individuals serving as directors thereof against any expense incurred in any proceedings and any claims asserted against them or any of them by reason of being or having been a director. The bank may indemnify its directors in every matter where permitted by law.

EIGHTEENTH: The bank is authorized to acquire, through purchase, shares of its own capital stock. Shares so purchased may, pursuant to the Act, be sold by the bank to those of its stockholders who pay therefor with cash dividends declared by the bank on its capital stock. Subject to the requirements of the Act, these shares may be purchased by the bank for such other uses and purposes, not contrary to law or sound banking principles, and for such consideration as the Board of Directors may from time to time determine. All shares so acquired shall be designated as “treasury stock” and, so long as they remain the property of the bank, they shall not constitute capital stock for the purposes of the Act.

NINETEENTH: Unless otherwise restricted by statute, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

IN WITNESS WHEREOF, we have hereunto set our hands and seals the ___ day of ___________, 2007.

EXHIBIT B

FORM OF AFFILIATE’S LETTER

March __, 2007

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Ladies and Gentlemen:

I am delivering this letter to you in connection with the proposed acquisition of Beacon Trust Company, a limited purpose trust company chartered under the laws of the State of New Jersey (the “Company”), by Center Bancorp, Inc., a New Jersey corporation and a registered bank holding company (“Buyer”), pursuant to the merger (the “Merger”) described in the Agreement and Plan of Merger, dated as of March 15, 2007 (the “Agreement”), between Company and Buyer.

I currently own ________ shares of the Company’s common stock, par value $2.65 per share (“Company Common Stock”). As a result of the Merger, I will receive shares of Buyer’s common stock, no par value (“Buyer Common Stock”), in exchange for my Company Common Stock.

I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used in and for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I acknowledge that if I am deemed to be an affiliate of the Company for purposes of the Securities Act, my ability to sell, assign, transfer or otherwise dispose of (“transfer”) shares of Buyer Common Stock that I may receive in the Merger will be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available.

I represent to and agree with Buyer that:

A. Compliance with Rule 145. I have been advised that any issuance of Buyer Common Stock to me pursuant to the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company’s stockholders, any transfer by me of Buyer Common Stock is restricted under Rule 145. I agree not to transfer the Buyer Common Stock received by me or any of my affiliates pursuant to the Merger unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145, (ii) in the opinion of Buyer’s counsel or counsel reasonably acceptable to Buyer, such transfer is otherwise exempt from registration under the Securities Act, or (iii) such transfer is registered under the Securities Act.

B. Stop Transfer Instructions; Legend on Certificates. I also understand and agree that stop transfer instructions will be given to Buyer’s transfer agent with respect to my Buyer Common Stock and that there may be placed on the certificates of my Buyer Common Stock a legend stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES."

C. Voting with Respect to the Agreement. Until the earlier of the consummation of the Merger or the termination of the Agreement, I agree that I will be present in person or by proxy and consent to, approve, authorize and direct the voting of all shares of my Company Common Stock (whether owned on the date hereof or subsequently acquired) at every meeting of the shareholders of Company at which such matters are considered and at every adjournment thereof or in connection with any written consent of the shareholders of Company related to such matters, in favor of the adoption of the Agreement and the consummation of the Merger and the other transactions contemplated by the Agreement and against any Acquisition Proposal (as defined in the Agreement).

D. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer Buyer Common Stock to the extent I felt necessary with my counsel or counsel for the Company or Buyer.

Execution of this letter is not an admission on my part that I am an "affiliate" of the Company or Buyer, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

Very truly yours,

____________________________________
Name:

Accepted this _____ day of ______________,2007.

CENTER BANCORP, INC.

By: _____________________________________
Name:
Title: